Exhibit 99.1

       The Bon-Ton Stores, Inc. Announces First Quarter Results

    YORK, Pa.--(BUSINESS WIRE)--May 19, 2005--The Bon-Ton Stores, Inc. (NASDAQ:BONT) today reported results for the first quarter ended April 30, 2005.

    Income

    The Company reported a net loss of $4.4 million, or $0.27 per share, for the first quarter of fiscal 2005 compared to a net loss of $5.6 million, or $0.35 per share, for the first quarter of fiscal
2004, equating to a 22.7% improvement per share.

    Sales

    As previously announced, total sales for the first quarter of fiscal 2005 decreased 1.0% to $262.5 million compared to $265.1 million for the same period last year. Comparable store sales decreased 0.6%.

    Gross Margin

    In the first quarter, gross margin dollars decreased $0.3 million over the prior year period. The gross margin rate increased 0.2 percentage point to 36.2% this year versus 36.0% reported for the same period last year.

    Selling, General and Administrative Expenses

    Selling, general and administrative (SG&A) expenses decreased $1.4 million compared to the prior year period. The SG&A expense rate in the first quarter was 36.1% compared to 36.3% of sales of the prior year period.

    Depreciation and Amortization

    Depreciation and amortization expense in the first quarter decreased $0.5 million compared to the prior year.

    Interest

    Interest expense, net increased $0.1 million in the first quarter, primarily due to increased borrowings and increased rates.

    Comments

    James H. Baireuther, Vice Chairman and Chief Administrative Officer, commented, "We are pleased with first quarter results, particularly in light of the unseasonably cold weather hampering additional apparel sales. Strong comparable store sales in April helped drive a successful quarter and reduced our loss to $0.27 per share from $0.35 per share in the prior year period, equating to a 22.7% improvement. Our strongest categories in the first quarter were home, shoes, accessories and women's; our weakest were dresses, juniors and children's. The gross margin rate increased by 0.2 percentage point, primarily due to lower markdowns. Additionally, we are pleased that we were able to control SG&A expenses as evidenced by a $1.4 million improvement over the prior year period. We are reaffirming our original earnings guidance for fiscal 2005 of $1.70 to $1.85 per share."
    The Company's quarterly conference call to discuss the first quarter 2005 results will be broadcast live over the Internet on May 19, 2005 at 10:00 a.m. eastern time. To access the call, please visit the investor relations section of the Company's website at www.bonton.com/investor/home.asp. An online archive of the broadcast will be available within one hour after the conclusion of the call.
    The Bon-Ton Stores, Inc. operates 139 department stores and two furniture stores in 16 states from the Northeast to the Midwest under the Bon-Ton and Elder-Beerman names. The stores carry a broad assortment of quality brand-name fashion apparel and accessories for women, men and children, as well as distinctive home furnishings. For further information, please visit the investor relations section of the Company's Web site at www.bonton.com/investor/home.asp.

    Statements made in this press release, other than statements of historical information, are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. Factors that could cause such differences include, but are not limited to, risks related to retail businesses generally, additional competition from existing and new competitors, uncertainties associated with opening new stores or expanding or remodeling existing stores, the ability to attract and retain qualified management, the dependence upon key vendor relationships and the ability to obtain financing for working capital, capital expenditures and general corporate purposes. Additional factors that could cause the Company's actual results to differ from those contained in these forward looking statements are discussed in greater detail in the Company's periodic reports filed with the Securities and Exchange Commission.


               THE BON-TON STORES, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF OPERATIONS

                                                      THIRTEEN
                                                     WEEKS ENDED
                                               -----------------------
(In thousands except share and per share data)  April 30,    May 1,
(Unaudited)                                       2005        2004
----------------------------------------------------------------------

Net sales                                      $  262,533  $  265,083
Other income                                        2,158       1,978
----------------------------------------------------------------------
                                                  264,691     267,061
----------------------------------------------------------------------

Costs and expenses:
  Costs of merchandise sold                       167,415     169,660
  Selling, general and administrative              94,664      96,111
  Depreciation and amortization                     6,433       6,969
----------------------------------------------------------------------
Loss from operations                               (3,821)     (5,679)
Interest expense, net                               3,306       3,204
----------------------------------------------------------------------

Loss before income taxes                           (7,127)     (8,883)
Income tax benefit                                 (2,715)     (3,332)
----------------------------------------------------------------------

Net loss                                       $   (4,412) $   (5,551)
----------------------------------------------------------------------

Per share amounts -
  Basic:
    Net loss                                   $    (0.27) $    (0.35)
----------------------------------------------------------------------

  Basic weighted average shares outstanding    16,122,555  15,686,415

  Diluted:
    Net loss                                   $    (0.27) $    (0.35)
----------------------------------------------------------------------

  Diluted weighted average shares outstanding  16,122,555  15,686,415


              THE BON-TON STORES, INC. AND SUBSIDIARIES
                     CONSOLIDATED BALANCE SHEETS

(In thousands except share and per share data)   April 30, January 29,
(Unaudited)                                        2005       2005
----------------------------------------------------------------------

Assets
Current assets:
  Cash and cash equivalents                      $ 17,173  $   25,222
  Retained interest in trade receivables and
   other, net of allowance for doubtful accounts
   and sales returns of $6,801 and $6,416 at
   April 30, 2005 and January 29, 2005,
   respectively                                    84,479      94,475
  Merchandise inventories                         331,841     294,152
  Prepaid expenses and other current assets        17,043      14,483
  Deferred income taxes                             5,110       4,819
                                                 ---------------------
    Total current assets                          455,646     433,151
                                                 ---------------------

Property, fixtures and equipment at cost, net of
 accumulated depreciation and amortization of
 $204,940 and $198,974 at April 30, 2005 and
 January 29, 2005, respectively                   164,636     168,304
Deferred income taxes                              25,081      24,908
Goodwill and intangible assets, net of
 accumulated amortization of $5,620 and $5,364
 at April 30, 2005 and January 29, 2005,
 respectively                                      12,109      12,365
Other assets                                        9,405       9,674
                                                 ---------------------
    Total assets                                 $666,877  $  648,402
                                                 ---------------------

Liabilities and Shareholders' Equity
Current liabilities:
  Accounts payable                               $102,655  $  103,397
  Accrued payroll and benefits                     17,070      25,361
  Accrued expenses                                 42,671      46,646
  Current maturities of long-term debt                891         869
  Current maturities of obligations under
   capital leases                                     706         939
  Income taxes payable                                  -       4,817
                                                 ---------------------
    Total current liabilities                     163,993     182,029
                                                 ---------------------

Long-term debt, less current maturities           218,076     178,257
Obligations under capital leases, less current
 maturities                                            77          98
Other long-term liabilities                        25,432      25,461
                                                 ---------------------
    Total liabilities                             407,578     385,845
                                                 ---------------------

Shareholders' equity
  Preferred Stock - authorized 5,000,000 shares
   at $0.01 par value; no shares issued                 -           -
  Common Stock - authorized 40,000,000 shares at
   $0.01 par value; issued shares of 14,023,151
   and 13,568,977 at April 30, 2005 and January
   29, 2005, respectively                             140         136
  Class A Common Stock - authorized 20,000,000
   shares at $0.01 par value; issued and
   outstanding shares of 2,951,490 at April 30,
   2005 and January 29, 2005                           30          30
  Treasury stock, at cost - shares of 337,800 at
   April 30, 2005 and January 29, 2005             (1,387)     (1,387)
  Additional paid-in-capital                      126,901     119,284
  Deferred compensation                            (7,304)     (1,096)
  Accumulated other comprehensive loss               (270)       (427)
  Retained earnings                               141,189     146,017
                                                 ---------------------
    Total shareholders' equity                    259,299     262,557
                                                 ---------------------
    Total liabilities and shareholders' equity   $666,877  $  648,402
                                                 ---------------------

    CONTACT: The Bon-Ton Stores, Inc.
             Mary Kerr
             Vice President
             Corporate Communications
             (717) 751-3071